EX 99.12(c)

S&P Quality Rankings Global Equity Managed Trust
Cusip: 09250D109 Ticker: BQY

Record Date	August 16, 2010
Pay Date	August 31, 2010

Distribution Amount per share	$0.25000

The following table sets forth the estimated amounts of the current distribution and the cumulative distributions paid this fiscal year to date from the following sources: net investment income, net realized short-term capital gains, net realized long-term capital gains and return of capital. All amounts are expressed per common share.

	Current Distribution	% Breakdown of the Current Distribution	Total Cumulative Distributions for the Fiscal Year to Date	% Breakdown of the Total Cumulative Distributions for the Fiscal Year to Date
Net Investment Income	$0.07284	29%	$0.28248	35%
Net Realized Short-Term Capital Gains	$0.11748	47%	$0.32626	40%
Net Realized Long-Term Capital Gains	$0.05968	24%	$0.20376	25%

Return of Capital	$—	0%	$—	0%

Total (per common share)	$0.25000	100%	$0.81250	100%

Average annual total return (in relation to NAV) for the 5-year period ending on July 31, 2010				2.61%

Annualized current distribution rate expressed as a percentage of NAV as of July 31, 2010				7.40%

Cumulative total return (in relation to NAV) for the fiscal year through July 31, 2010				5.97%

Cumulative fiscal year distributions as a percentage of NAV as of July 31, 2010				4.16%

At August 12, 2010, and after giving effect to the Fund’s cumulative gain distributions for its fiscal year, the Fund has accumulated net realized losses and net unrealized losses of approximately $2.7 million. The amount of the Fund’s unrealized depreciation of portfolio securities as of that date was $4.4 million.

You should not draw any conclusions about the Fund’s investment performance from the amount of this distribution or from the terms of the Fund’s Managed Distribution Plan.

Currently there is no estimated return of capital for the Trust. A return of capital may occur, for example, when some or all of the money that you invested in the Trust is paid back to you. A return of capital does not necessarily reflect the Trust’s investment performance and should not be confused with ‘yield’ or ‘income’.

The amounts and sources of distributions reported in the Notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Trust’s investment experience during the remainder of its fiscal year and may be subject to changes based on the tax regulations. The Trust will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purpose.

Contact Number: 888-825-2257

S&P Quality Rankings Global Equity Managed Trust
Cusip: 09250D109
Ticker: BQY

Record Date	May 14, 2010
Pay Date	May 28, 2010

Distribution Amount per share	$0.1875

The following table sets forth the estimated amounts of the current distribution and the cumulative distributions paid this fiscal year to date from the following sources: net investment income, net realized short-term capital gains, net realized long-term capital gains and return of capital. All amounts are expressed per common share.

	Current Distribution	% Breakdown of the Current Distribution	Total Cumulative Distributions for the Fiscal Year to Date	% Breakdown of the Total Cumulative Distributions for the Fiscal Year to Date
Net Investment Income	$0.0829	44%	$0.2096	37%
Net Realized Short-Term Capital Gains	$0.0855	46%	$0.2088	37%
Net Realized Long-Term Capital Gains	$0.0191	10%	$0.1441	26%

Return of Capital	$—	0%	$—	0%

Total (per common share)	$0.1875	100%	$0.5625	100%

Average annual total return (in relation to NAV) for the 5-year period ending on April 30, 2010				4.12%

Annualized current distribution rate expressed as a percentage of NAV as of April 30, 2010				5.31%

Cumulative total return (in relation to NAV) for the fiscal year through April 30, 2010				8.83%

Cumulative fiscal year distributions as a percentage of NAV as of April 30, 2010				2.66%

You should not draw any conclusions about the Fund’s investment performance from the amount of this distribution or from the terms of the Fund’s Managed Distribution Plan.

Currently there is no estimated return of capital for the Trust. A return of capital may occur, for example, when some or all of the money that you invested in the Trust is paid back to you. A return of capital does not necessarily reflect the Trust’s investment performance and should not be confused with ‘yield’ or ‘income’.

The amounts and sources of distributions reported in the Notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Trust’s investment experience during the remainder of its fiscal year and may be subject to changes based on the tax regulations. The Trust will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purpose.

Contact Number: 888-825-2257